1 Sempra Infrastructure Partners Transaction Adjustments Amount ($B) Total Cash Flows $11.61 Purchase Price1,2 $9.99 Closing Proceeds3 $4.65 2027 Proceeds $4.14 2033 Proceeds4 $1.20 Financial Instruments Interest Income5 $1.62 2026 – 2027 Interest $0.58 2026 – 2033 Interest $1.04 Transaction Fees6 ($0.34) Development Credit6 ($0.34) Gross Value1,2,3 $10.93 1. These amounts are subject to the following potential post-closing adjustments, among others: (i) an adjustment based on the performance through 2028 of certain wind power facilities, and (ii) an adjustment payable by Sempra for capital expenditures related to the ECA LNG Phase 1 project under construction. 2. Sempra currently estimates approximately 20% payable in cash for taxes related to the gross proceeds of $9.99B, covering U.S. federal, state, and Mexican taxes. This estimate may change due to final purchase price adjustments, U.S. Treasury guidance on the corporate alternative minimum tax, potential legislative changes, and future tax positions the company may elect to mitigate near-term cash taxes and preserve future tax attributes. 3. These amounts are subject to the following closing adjustments, among others: (i) certain distributions and capital contributions to/by Sempra in 2026 before the closing, (ii) a ticking fee of 0.625% per month on the aggregate base purchase price payable by the KKR Partners that will accrue daily beginning 4/1/26 if the transaction has not closed, and (iii) other adjustments, including changes in net debt, net working capital and capital expenditures as of 12/31/25. 4. Assumes closing in Q2 – Q3 2026, promissory note maturity is 7 years and 91 days after closing. 5. $4.1B of proceeds under instruments supported by equity commitment letters with interest at 7.5% to mature Dec 2027. $1.2B of proceeds under promissory notes with interest at 8.5% through Dec 2030 and 10% thereafter until maturity 7 years and 91 days after closing, which is expected in 2033. These instruments and notes are (i) issued by indirect equity holders of the KKR Partners and a co-investor and will be ranked behind senior debt incurred by subsidiaries of the issuers and (ii) subject to early repayment, in which case the amounts of interest received would differ. 6. Transaction fees represent the KKR Partners fee reimbursement that is payable by Sempra at closing, and development credit is payable by Sempra over two years starting in 2026.